News Release

LANDAUER

LANDAUER, INC. appoints

jeffrey bailey as independent director

For Further Information Contact:

Jim Polson

FTI Consulting

Phone: 312-553-6730

Email: jim.polson@fticonsulting.com

GLENWOOD, Ill.— April 15, 2015—Landauer, Inc. (NYSE: LDR), a recognized leader in personal and environmental radiation measurement and monitoring, outsourced medical physics services and medical consumable accessories, today announced the appointment of Jeffrey Bailey as an Independent Director, effective April 15, 2015. The Landauer Board of Directors now consists of seven individuals, six of whom are considered independent.

“Jeff’s insights and experiences as a provider of products and services to the healthcare market will be an excellent addition to our current team,” said Robert Cronin, Chairman of the Board of Directors at Landauer.   “With strong functional experience in operations, financial management, sales and marketing, Jeff's background includes deep knowledge and understanding of the issues and opportunities created by the new requirements of The Joint Commission. We look forward to benefiting from Jeff’s contributions on our Board for many years to come.”

“I am honored to join the Board of Directors and am excited to be working with the Landauer team,” said Jeff Bailey. “Landauer has an excellent reputation in its field and is poised to build on its history of innovation and market leadership. I look forward to contributing to its future success as the company extends its role as a pioneer in the industry.”

Mr. Bailey has nearly 30 years of experience in the pharmaceutical industry with a broad range of functional leadership experience. Since 2013, he has been the President and Chief Executive Officer and a Director of Lantheus Medical Imaging, Inc.,a  global leader in providing diagnostic imaging agents, primarily used for the diagnosis of cardiovascular diseases. Prior experiences include Chief Operating Officer of Fougera Pharmaceuticals (formerly Nycomed US), Chief Commercial Officer of King-Pfizer Pharmaceuticals, President and General Manager of Novartis NorthWest Operating Unit and various executive, commercial and manufacturing roles within the Johnson & Johnson family of companies.

About Landauer

Landauer is a leading global provider of technical and analytical services to determine occupational and environmental radiation exposure, the leading domestic provider of outsourced medical physics services, as well as a provider of high quality medical accessories used in radiology, radiation therapy, and image guided surgery procedures.  For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees.  Landauer’s services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from customers, and the analysis and reporting of exposure findings.  The Company provides its dosimetry services to approximately 1.8 million individuals globally.  In addition, through its Medical Physics segment, the Company provides therapeutic and imaging physics services to the medical physics community. Through its Medical Products segment, the Company provides medical consumable accessories used in radiology, radiation therapy, and image guided surgery procedures.  For information about Landauer, please visit their website at http://www.landauer.com.